Exhibit 99.1

November 15, 2012

FSP Phoenix Tower Corp.

FSP Phoenix Tower Corp. (the "Company") has declared a dividend in the amount of $1,047 per share of preferred stock, representing property operations for the quarter ended September 30, 2012. The dividend will be payable on November 29, 2012 and will be paid directly by the Company. NOTE: if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company’s property, a 34-story, multi-tenant Class "A" office building containing approximately 629,054 square feet, is located in Houston, Texas and, as of September 30, 2012, was approximately 89.3% leased, a 2.5% decrease from the prior quarter. The decrease was primarily attributable to one tenant consolidating several of its offices to another location upon its lease expiration.

During the third quarter, overall leasing activity continued to exhibit a positive trend, with occupancy within the property’s submarket increasing to 91.2%, up 0.7% over last quarter. Rental rates also increased quarter-over-quarter. Recent leasing activity at the property should continue to support higher dividend yields as the build-out of newly-leased premises is completed and periods of free rent expire.

The Texas Workforce Commission reported that unemployment in the Houston area was 6.3% in September, a 1.2% improvement over June 2012, and down from 8.2% in September 2011. While we believe that vacancy and unemployment trends continue to improve, the Houston economy remains prone to cyclical periods during which vacancy and unemployment rates could remain flat or increase, and slow the pace of our leasing activity.

On November 13, 2012, we amended our revolving line of credit with Franklin Street Properties Corp., our single common shareholder, to increase the maximum principal amount from $15,000,000 to $20,000,000 and to extend the maturity date from November 30, 2012 to November 30, 2013. As of the date of this letter, $15,000,000 has been drawn to cover capital improvement costs, as well as tenant improvement and leasing commission costs. Franklin Street Properties Corp. also has a $4,116,000 equity investment in Phoenix Tower, owning the same preferred shares as all other investors. At the current level of occupancy, the property is projected to produce enough income going forward to cover operating expenses and interest on an annual basis. In the event that new and renewal leases at the property are consummated, especially for longer terms (seven years and longer), bringing the property to levels approaching full occupancy, it is possible that the existing revolving line of credit would need to be increased or replaced with a larger line or permanent debt in order to cover the incremental capital costs. Longer-term leases often require higher tenant improvement and lease commission costs, but may also support higher property values.

After evaluating the property for a possible sale and soliciting interest and input from commercial real estate brokers familiar with the property and the local market, the Company retained CB Richard Ellis to facilitate a potential sale of the property. Our objective, as always, is to try to get the best possible overall rate of return for shareholders considering both current dividend distribution levels and potential property sale proceeds, all in the context of current market conditions. Following an aggressive marketing effort and competitive bidding process, the property went under contract to be sold for a total price of $123,250,000. A majority of the holders of the Company’s preferred stock voted in favor of selling the property at that price. Unfortunately, the prospective buyer was unable to consummate the purchase transaction and elected to terminate the purchase contract. There continues to be a lot of investor interest in Houston for well-located Class “A” office properties. We are continuing our strategy to simultaneously keep up current leasing efforts while aggressively marketing the property for sale. We will continue to keep you informed of further developments.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, or with one of the Investor Services Specialists, Lara Ryan or Michelle Sullivan, with any questions you may have.

George J. Carter

President – FSP Phoenix Tower Corp.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=001354309

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name: type FSP Phoenix (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

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FSP Phoenix Tower Corp. - Dividend Summary

QUARTER	DIVIDEND	DIVIDENDS	ANNUALIZED	DIVIDENDS
ENDING	PER SHARE	PAID	YIELD*	PER SHARE
				TOTAL PAID TO DATE
6/30/2006	$1,534	$1,610,700	6.1%
9/30/2006	$1,651	$1,733,550	6.6%
12/31/2006	$2,285	$2,399,250	9.1%
2006				$5,470
3/31/2007	$1,809	$1,899,450	7.2%
6/30/2007	$1,751	$1,838,550	7.0%
9/30/2007	$1,732	$1,818,600	6.9%
12/31/2007	$1,833	$1,924,650	7.3%
2007				$12,595
3/31/2008	$1,505	$1,580,250	6.0%
6/30/2008	$240	$252,000	0.9%
9/30/2008	$0	$0	0.0%
12/31/2008	$495	$519,750	2.0%
2008				$14,835
3/31/2009	$666	$699,300	2.7%
6/30/2009	$714	$749,700	2.9%
9/30/2009	$738	$774,900	3.0%
12/31/2009	$952	$999,600	3.8%
2009				$17,905
3/31/2010	$1,047	$1,099,350	4.2%
6/30/2010	$952	$999,600	3.8%
9/30/2010	$772	$810,600	3.1%
12/31/2010	$714	$749,700	2.9%
2010				$21,390
3/31/2011	$666	$699,300	2.7%
6/30/2011	$666	$699,300	2.7%
9/30/2011	$666	$699,300	2.7%
12/31/2011	$666	$699,300	2.7%
2011				$24,054
3/31/2012	$857	$899,850	3.4%
6/30/2012	$1,047	$1,099,350	4.2%
9/30/2012	$1,047	$1,099,350	4.2%
2012				$27,005

*Yield based on original offering amount of $105,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and regulatory uncertainty, uncertainty about government fiscal policy, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

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